EXHIBIT 4.1

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND STATE SECURITIES OR BLUE SKY LAWS. ALTHOUGH AN OFFERING STATEMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, THAT OFFERING STATEMENT DOES NOT INCLUDE THE SAME INFORMATION THAT WOULD BE INCLUDED IN A REGISTRATION STATEMENT UNDER THE ACT.

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of __________, 2018, by and between the undersigned (the “Subscriber”) and Hologram USA Networks Inc., a Delaware corporation (“Hologram USA”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Hologram USA ) certain shares (the “Common Shares”) of Common Stock, par value $0.0001 per share, of Hologram USA (the “Common Stock”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated March __, 2018 (the “Offering Circular”) of Hologram USA;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Subscription for and Purchase of the Common Shares.

1.1 Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the number of Common Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.

1.2 The offering of Common Shares is described in the Offering Circular, that is available at www.hologramusa.com (the “Site”), as well as on the Securities and Exchange Commission’s EDGAR website. Please read this Agreement and the Offering Circular. While they are subject to change, as described below, Hologram USA advises the Subscriber to print and retain a copy of these documents for the Subscriber’s records. By signing below, the Subscriber agrees to the following terms and consents to receive communications relating to the Common Shares electronically from Hologram USA.

1.3 Hologram USA has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.

1.4 Once the Subscriber makes a funding commitment to purchase Common Shares, it is irrevocable until the Common Shares are issued, the Purchase is rejected by Hologram USA, or Hologram USA otherwise determines not to consummate the transaction.

1.5 Upon acceptance of this Subscription Agreement by Hologram USA, the Subscriber will become a stockholder of Hologram USA as a holder of Common Shares.

2. Purchase of the Common Shares.

2.1 The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Hologram USA by check or wire transfer of immediately available funds drawn on a United States bank to the account below.

[Hologram USA Wire Instructions]

2.2 If Hologram USA returns the Subscriber’s Purchase Price to the Subscriber, Hologram USA will not owe or pay any interest to the Subscriber.

2.3 If this Subscription is accepted by Hologram USA, the Subscriber agrees to comply fully with the terms of this Agreement, the Common Shares and all other applicable documents or instruments of Hologram USA. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Common Shares.

2.4 In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber for the Common Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Hologram USA shall refund to the Subscriber any payment made by the Subscriber to Hologram USA with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.

3. Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Hologram USA the following:

3.1 The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Hologram USA regarding whether the Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Hologram USA accepts this Subscription. Further, the Subscriber shall immediately notify Hologram USA of any change in any statement made herein prior to the Subscriber’s receipt of Hologram USA’s acceptance of this Subscription, including, without limitation, the Subscriber’s status as an “accredited investor” and/or “qualified purchaser.” The representations and warranties made by the Subscriber may be fully relied upon by Hologram USA and by any investigating party relying on them. The Subscriber (i) is an “accredited investor” as that term is defined in Rule 501 under Regulation D or (ii) if the Subscriber is not an “accredited investor” as that term is defined in Rule 501 under Regulation D, the amount of Common Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets at fiscal yearend (for non-natural persons). The Subscriber agrees to provide to Hologram USA any additional documentation Hologram USA may reasonably request, including documentation as may be required by Hologram USA to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act.

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3.2 The Subscriber, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older and competent to enter into a contractual obligation. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.

3.3 The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Hologram USA, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.

3.4 At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Hologram USA or any other person that:

(a) A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or

(b) The past performance or experience on the part of Hologram USA and/or its officers or directors in any way indicates the predictable or probable results of the ownership of the Common Shares or the overall Hologram USA venture.

3.5 The Subscriber has received and reviewed this Agreement and the Offering Circular. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Hologram USA or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Hologram USA and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect the Subscriber’s own interests in connection with the Purchase.

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3.6 The Subscriber understands that the Common Shares being purchased are a speculative investment which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Common Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Common Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.

3.7 The Subscriber understands that any forecasts or predictions as to Hologram USA’s performance are based on estimates, assumptions and forecasts that Hologram USA believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

3.8 The Subscriber is able to bear the economic risk of an investment in the Common Shares being purchased and, without limiting the generality of the foregoing, is able to hold the Common Shares being purchased for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Hologram USA.

3.9 The Subscriber has had an opportunity to ask questions of Hologram USA or anyone acting on behalf of Hologram USA and to receive answers concerning the terms of this Agreement and the Common Shares, as well as about Hologram USA and its business generally, and to obtain any additional information that Hologram USA possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.

3.10 The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.

3.11 The Subscriber is subscribing for and purchasing the Common Shares without being furnished any offering materials, other than the Offering Circular and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Hologram USA in writing, and without receiving any representations or warranties from Hologram USA or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or the Subscriber’s advisors.

3.12 The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Hologram USA. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.

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3.13 The Subscriber is subscribing for and purchasing the Common Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.

3.14 The execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions contemplated herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.

3.15 Hologram USA’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). The Subscriber agrees that, if at any time it is discovered that Hologram USA has been or may be found to have violated the PATRIOT Act or any other anti-money laundering laws or regulations as a result of the Purchase or receipt of the Purchase Price, or if otherwise required by applicable laws or regulations, Hologram USA may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Common Shares.

3.16 The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Hologram USA and to consult with independent tax advisers regarding the tax consequences of investing in Hologram USA.

3.17 If the Subscriber is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Common Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Common Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Common Shares. The Subscriber’s subscription and Purchase of and continued beneficial ownership of the Common Shares will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

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3.18 The Subscriber acknowledges that the Purchase Price per Common Share to be sold in this offering was set by Emerald Pharmaceuticals on the basis of Hologram USA’s internal valuation and no warranties are made as to value. The Subscriber further acknowledges that future offerings of securities of Hologram USA may be made at lower valuations, with the result that the Subscriber’s investment will bear a lower valuation.

4. Indemnification. The representations, warranties and covenants made by the Subscriber herein shall survive the closing of the Purchase. The Subscriber agrees to indemnify and hold harmless Hologram USA and its affiliates and each of their respective officers, directors, employees, agents and representatives, and each other person, if any, who controls Hologram USA within the meaning of Section 15 of the Act against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all reasonable attorneys’ fees, including attorneys’ fees on appeal) and expenses reasonably incurred in investigating, preparing or defending against any false representation or warranty or breach of failure by the Subscriber to comply with any covenant or agreement made by the Subscriber herein or in any other document furnished by the Subscriber to any of the foregoing in connection with this transaction.

5. No Advisory Relationship. The Subscriber acknowledges and agrees that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between the Subscriber and Hologram USA. Hologram USA is not acting as the Subscriber’s agent or fiduciary in connection with the Purchase. Hologram USA has not provided the Subscriber with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and the Subscriber has consulted his, her or its own respective legal, accounting, regulatory and tax advisors to the extent the Subscriber has deemed appropriate.

6. Bankruptcy. In the event that the Subscriber files or enters bankruptcy, insolvency or other similar proceeding, the Subscriber agrees to use its best efforts to avoid Hologram USA being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) the Subscriber be allowed by Hologram USA to return the Common Shares to Hologram USA for a refund or (ii) Hologram USA be mandated or ordered to redeem or withdraw Common Shares held or owned by the Subscriber.

7. Legends. It is understood that the certificates evidencing the Securities may bear any legend required by the Bylaws of the Company or applicable state securities laws.

8. Consent to Electronic Delivery.

8.1 The Subscriber hereby agrees that Hologram USA may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Hologram USA and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Common Shares or hereunder by means of e-mail or by posting on an electronic message board or by other means of electronic communication. The Subscriber hereby consents to receive from Hologram USA electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to the Subscriber’s or Hologram USA’s rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with Hologram USA electronically is the Subscriber’s decision. This Agreement informs the Subscriber of its rights concerning Disclosures.

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8.2 The Subscriber’s consent to receive Disclosures and transact business electronically, and Hologram USA’s agreement to do so, applies to any transactions to which such Disclosures relate.

8.3 Before the Subscriber decides to do business electronically with Hologram USA, the Subscriber should consider whether he, she or it has the required hardware and software capabilities described below.

8.4 In order to access and retain Disclosures electronically, the Subscriber must satisfy the following computer hardware and software requirements: access to the Internet; an e-mail account and related software capable of receiving e-mail through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.

8.5 The Subscriber agrees to keep Hologram USA informed of any change in the Subscriber’s e-mail or home mailing address. If the Subscriber’s registered e-mail address changes, the Subscriber must notify Hologram USA of the change by sending an e-mail to alki@hologramusa.com. The Subscriber also agrees to update the Subscriber’s registered residence address and telephone number if they change. The Subscriber will print a copy of this Agreement for his, her or its records, and the Subscriber agrees and acknowledges that the Subscriber can access, receive and retain all Disclosures electronically sent via e-mail.

9. Limitations on Damages. IN NO EVENT SHALL Hologram USA BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

10. Miscellaneous Provisions.

10.1 This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. The parties hereby irrevocably and unconditionally (a) submit to the jurisdiction of the federal and state courts located within the geographical boundaries of Los Angeles County, California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographical boundaries of Los Angeles County, California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

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10.2 All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber in the records of Hologram USA (or that the Subscriber submitted to Hologram USA ). The Subscriber shall send all notices or other communications required to be given hereunder via e-mail to alki@hologramusa.com (with a copy to be sent concurrently via prepaid certified mail to: Hologram USA Theater, 6656 Hollywood Blvd., Los Angeles, California 90028, Attention: Mr. Alki David. Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of California are legally closed for business.

10.3 This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Hologram USA . Any such assignment, transfer or delegation in violation of this Section shall be null and void.

10.4 The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

10.5 Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

10.6 If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.7 In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

10.8 This Agreement and the documents referred to herein constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Hologram USA with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between Hologram USA and the Subscriber.

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10.9 This Agreement may be executed in any number of counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument

10.10 The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.

10.11 The parties acknowledge that there are no third party beneficiaries of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that he, she or it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of the Subscriber

Title (if applicable)

Address of Subscriber

Telephone:

E-mail:

Number of Common Shares Purchased:

Purchase Price per Common Share:	$8.00

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AGREED AND ACCEPTED BY:

HOLOGRAM USA NETWORKS INC.

By:
Name:
Title:

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